EXHIBIT 99.4(a)

Form of Individual Flexible Premium
Variable Accumulation Deferred Annuity Contract
Form 90-53

[LOGO OF PACIFIC MUTUAL]
PACIFIC MUTUAL
LIFE INSURANCE COMPANY

700 Newport Center Drive
Newport Beach, CA 92660

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ACCUMULATION DEFERRED ANNUITY CONTRACT


Investment Experience Reflected in Benefits
Variable and Fixed Accumulation Prior to Annuity Start Date; Fixed Annuity Payments Thereafter
Death Benefit Proceeds Payable Prior to Annuity Start Date
Participating


READ YOUR CONTRACT CAREFULLY. This is a legal Contract between you, the Owner, and us, Pacific Mutual Life Insurance Company, a mutual company.

We agree to pay the benefits of this Contract according to its provisions.

The consideration for this Contract is the application for it, a copy of which is attached, and payment of the premiums.

Variable Account Accumulated Value may increase or decrease depending upon Variable Account investment experience. There is no guaranteed Variable Account Accumulated Value.

Contract loan value is less than one hundred percent (100%) of the Contract's Accumulated Value.

Free Look Right - You may return this Contract within 10 days after you receive it. To do so, mail it to us or our agent. This Contract will then be deemed void from the beginning, no withdrawal charge will be imposed and we will refund:

     -  any premium payment allocated to the Fixed Account; and
     - any Variable Account Accumulated Value as of the Valuation Date we receive the Contract; plus

     - any Contract fees and Charges deducted from the Contract's Accumulated Value in any Variable Account.

ST-43


Signed as our Home Office, 700 Newport Center Drive, Newport Beach, California 92660.

/s/THOMAS C. SUTTON                             /s/AUDREY L. MILFS
------------------------------------            ------------------------------
Chairman and Chief Executive Officer            Secretary

Form 90-53

TO OUR ILLINOIS POLICYOWNERS

At Pacific Mutual, we always strive to provide our policyowners with the best products and services. Any business transaction, however, can be potentially misunderstood and may end up as a complaint. Should you have a problem of that nature, your local agent and agency will be glad to help you. You may also contact:


Lee R. Wirthlin                                     Consumer Services Section
Assistant Vice-President                            Department of Insurance
Pacific Mutual Life Insurance    OR                 320 W. Washington Street
700 Newport Center Drive                            Springfield, IL 62767
Newport Beach, CA 92660


11194

                            CONTRACT SPECIFICATIONS


BASIC CONTRACT - INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                 ACCUMULATION DEFERRED ANNUITY

ACCOUNT ALLOCATIONS AVAILABLE:

     MONEY MARKET           MULTI-STRATEGY          GROWTH LT
     MANAGED BOND           INTERNATIONAL           EQUITY INCOME
     HIGH YIELD BOND        GOVERNMENT SECURITIES   EQUITY INDEX
     BOND & INCOME          EQUITY                  FIXED
     AGGRESSIVE EQUITY      EMERGING MARKETS


WITHDRAWAL CHARGE:          AGE OF PREMIUM
                            IN CONTRACT YRS         CHARGE PERCENT
                                  1                       6%
                                  2                       6%
                                  3                       5%
                                  4                       4%
                                  5                       3%
                                  6                       0%

ADMINISTRATIVE CHARGE:  .00012500 OF THE UNLOANED ACCUMULATED VALUE.

MAINTENANCE FEE:         $30.00 DEDUCTED ANNUALLY BEGINNING ON THE FIRST
                         CONTRACT YEAR


                                   PAGE 3.0

CONTRACT NUMBER;     VA96196500          CONTRACT DATE:        03-22-1996

ISSUE AGE AND SEX:   55   FEMALE         ANNUITANT(S):         TRUDY A GARDNER

INITIAL PREMIUM:     $10,000.00          OWNER(S):             TRUDY A GARDNER

ANNUITY START DATE:  09-17-2035

                           VARIABLE ANNUITY CONTRACT

READ YOUR CONTRACT CAREFULLY

DEFINITIONS

PM, WE, OUR and US - refer to Pacific Mutual Life Insurance Company.

MONTHLY PAYMENT DATE - is the date each month on which certain contract charges are deducted from the Accumulated Value. This day is shown on the Contract Specifications pages. The first monthly payment date is the Contract Date.

HOME OFFICE - means PM's Variable Life Administration Department located at 700 Newport Center Drive, Newport Beach, California 92660. Mailing address: 700 Newport Center Drive, P.O. Box 7500, Newport Beach, California 92658-7500.

YOU, YOUR or OWNER - refers to the owner of this Contract.

CONTRACT DATE - is shown on the Contract Specifications pages. Contract Years, Quarters and Months and quarterly, semi-annual and annual anniversaries are measured from this date.

CONTRACT YEARS, QUARTERS, MONTHS - are twelve-month periods, three-month periods, and one-month periods measured from the Contract Date.

ACCUMULATION PERIOD - The period commencing on the Contract Date and ending on the Annuity Start Date or, if earlier, when the Contract is terminated, either through a Full Withdrawal, payment of charges, or payment of the death benefit proceeds.

AGE - means the Owner's or Annuitant's Age nearest birthday, as applicable, as of the Contract Date, increased by the number of complete Contract Years elapsed.

ANNUITANT - is the person you name to receive the periodic annuity payments. If you designate two persons as Joint Annuitants, unless otherwise indicated, Annuitant means the Joint Annuitants or the survivor Annuitant, whichever applies. You may change the Annuitant if you send us written notice before the Annuity Start Date. However, you should do so only on the advice of your tax adviser, as such event may result in special tax consequences.

BENEFICIARY - is the person you name to receive the death benefit proceeds, if any, payable on the death of the Annuitant prior to the Annuity Start Date or any remaining guaranteed annuity benefits after the Annuity Start Date. If no Beneficiary is named or the Beneficiary does not survive the Annuitant, then the Annuitant's estate shall have the rights of the Beneficiary. If there is a surviving Joint Annuitant, the death benefit proceeds are payable only on the death of the surviving Joint Annuitant. If there is a surviving Contingent Annuitant and the Annuitant dies prior to the Annuity Start Date, the Contingent Annuitant replaces the Annuitant and death benefit proceeds are payable only on the death of the Contingent Annuitant.

CONTINGENT ANNUITANT - If there is a Contingent Annuitant, that person becomes the Annuitant upon the Annuitant's death, if death occurs before the Annuity Start Date.

CONTINGENT OWNER - If there is a Contingent Owner, that person becomes the Owner if you die before the Annuity Start Date.

ANNUITY START DATE - is the date you choose to have us begin periodic annuity payments to the Annuitant. It is shown on the Contract Specifications pages. If you do not choose an Annuity Start Date, we will make the Annuity Start Date the Contract Anniversary nearest the Annuitant's 85th birthday. If there are Joint Annuitants, we will use the 85th birthday of the younger Joint Annuitant. You may change the Annuity start Date by sending us written notice before the Annuity Start Date then in effect. However, in no event can the Annuity Start Date be later than the first day of the month following the 95th birthday of the Annuitant or the younger Joint Annuitant, if applicable.

OWNER - owns and controls this Contract and can exercise all contractual rights while the Annuitant is living. You may change the Owner by sending us written notice that is satisfactory to us. If there are Joint Owners, Owner means Joint Owners, unless otherwise indicated.

OWNER BENEFICIARY - the person you name (other than a Joint or Contingent Owner) to receive the death benefit proceeds, if any, if the Owner dies before the Annuitant and before the Annuity Start Date, if living; otherwise, the Owner's estate.

WRITTEN NOTICE - all changes or requests must be in writing and must be received at our Home Office. Whenever written notice is required, send it to our Variable Life Administration Department at its mailing address. The address is shown in the Definitions Section under Home Office.

GENERAL PROVISIONS

ENTIRE CONTRACT - This Contract is between the Owner and PM. This Contract, the attached application, all subsequent applications to change the Contract, and any riders and endorsements make up the entire Contract. All statements made in the application are representations and not warranties. This Contract may not be modified, nor may any of our rights or requirements be waived, except in writing by our President or Secretary.

INCONTESTABILITY - This Contract is not contestable.

MISSTATEMENTS - If the Age or sex of the Annuitant or the Age of the Owner is misstated in the application, any benefits provided by this Contract prior to the Annuity Start Date and the periodic annuity payments will be determined using the correct Age and sex, if applicable. If the age or sex, if applicable, is corrected after annuity payments begin, we will:

     - if underpayment has occurred, pay the full amount due with the next scheduled payment;

     - if overpayment has occurred, deduct the amount due us from future payments, spread equally over the remaining payments.

BASIS OF VALUES - A detailed statement showing how values are determined has been filed with the state insurance departments. All values and reserves are at least equal to those required by the laws of the state in which this Contract is delivered.

DIVIDENDS - We do not expect dividends to become payable. At the end or each Contract Year, we will determine your dividend, if any. You may choose to have it paid in cash or added to your Accumulated Value. If you do not make a choice, we will add it to your Accumulated Value. We will allocate any dividend added to Accumulated Value in accordance with your most recent premium allocation instructions, unless you instruct otherwise, subject to the five investment alternatives limitation. You should consult with your tax adviser before making any election.

ASSIGNMENT - You may assign all rights and benefits under this Contract before the Annuity Start Date. We are not bound by any assignment until we have received written notice satisfactory to us. We are not responsible for the validity of any assignment. If the Contract has been absolutely assigned, the assignee becomes the Owner. The person receiving the Contract as security does not become the Owner. You should consult with your tax adviser before taking any action.

REPORTS - A report will be mailed to you at your last known address at the end of each Contract Quarter prior to the Annuity Start Date. This report will include the following information for the Contract Quarter.

- the Accumulated Value;

- the Full Withdrawal Value;

- any existing Contract Debt;

- transactions that occurred during the Contract Quarter; and

- any information required by law.

In addition to the above reports, a semi-annual and an annual report will also be mailed to you. These reports will contain financial statements for the Separate account and the designated investment company or companies in which the Separate Account invests. The latter will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940. We will also send any other reports required by federal securities law.

OWNERSHIP OF ASSETS - We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

COMPLIANCE - We reserve the right to make any change to the provisions of this Contract to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including, but not limited to, requirements for annuity contracts under the Internal Revenue Code or that of any state.

We will provide you with a copy of any such change, and will also file such a change with the insurance supervisory official of the state in which this Contract is delivered.

WHEN THIS CONTRACT ENDS - This Contract ends when any of the following events occur:

     -  You request that this Contract end; or

     -  If the Contract's Full Withdrawal Value is zero; or

     -  Payment of the death benefit proceeds has occurred.

PREMIUMS

PREMIUMS - This Contract will not be in force until the initial premium is paid. Additional premium payments must be at least $250. Premiums may be paid at any time prior to the Annuity Start Date, subject to the premium limitations shown below. Premiums are payable either at our Home Office or through an Agent of PM. Checks should be made payable to Pacific Mutual Life Insurance Company. On written request a premium receipt signed by an officer of PM will be provided after payment.

PREMIUM ALLOCATION - During the Free Look Period, premiums received by us at our Home Office will be allocated to the Money Market Variable Account. We will allocate the Accumulated Value in the Money Market Variable Account to the Variable Accounts and Fixed Account fifteen days after the Contract is issued, according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Upon written notice, you may change the premium allocation. Subsequent premiums credited to your Contract 15 or more days after the Contract is issued will be allocated to the Fixed and Variable Accounts according to your most recent instructions, subject to the following. The Accumulated Value may be allocated to no more than five of the Fixed and Variable Accounts. If we receive a premium from you and your most recent allocation instructions would violate this requirement, we will allocate the premium to the Fixed and Variable Accounts in the same proportion as the Accumulated Value in those Accounts.

PREMIUM LIMITATIONS - Our prior approval is required before we will accept a premium if, as a result, the sum of all premiums received for the Contract would exceed $1,000,000.

Also, our prior approval is required to allocate a premium to the Fixed Account if immediately after the premium allocation, the Accumulated Value in the Fixed Account would equal or exceed $250,000.

DETERMINATION OF VALUES

ACCUMULATED VALUE - The Accumulated Value on any Valuation Date is the sum of your Contract's Accumulated Value in the Fixed and Variable Accounts plus the amount set aside in the Loan Account to secure any Contract Debt on that date.

LOAN ACCOUNT - The amount set aside to secure any Contract Debt in the Loan Account on each Contract Anniversary is equal to the amount of debt. During each Contract Year, the amount in the Loan Account on any Valuation Date is:

     - the amount in the Loan Account on the prior anniversary increased by interest;

     -  plus any loan taken since the prior anniversary increased by interest;
        and

     - minus any loan amount repaid including withdrawal amounts for repayment, since the prior anniversary increased by interest.

FIXED ACCOUNT - The Accumulated Value in the Fixed Account on any Valuation Date is:

     - the Accumulated Value in the Fixed Account on the prior Monthly Payment Date increased by interest;

     -  minus any maintenance fee assessed against the Fixed Account.

     - plus the amount of any premiums received and allocated to the Fixed Account since the last Monthly Payment Date increased by interest;

     - minus any monthly deduction assessed against the Fixed Account, and other deductions due, if any, that are assessed against the Fixed Account increased by interest.

     - minus any deductions caused by withdrawals or transfers from the Fixed Account, including transfers to the Loan Account, since the last Monthly Payment Date increased by interest; and

     - plus the amount of any transfers of Accumulated Value to the Fixed Account, including transfers from the Loan Account, since the last Monthly Payment Date increased by interest.

VARIABLE ACCOUNTS - Assets in the Variable Accounts are divided into Accumulation units, which are a unit of measure used to calculate the value of your allocation in a Variable Account during the

Accumulation Period. We credit your Contract with accumulation units in each Variable Account as a result of:

     -  any premiums received and allocated to the Variable Account; and

     - transfers of Accumulated Value to the Variable Account, including transfers from the Loan Account.

We debit Accumulation units in each Variable Account as a result of:

     - transfers of Accumulated Value from the Variable Account, including transfers to the Loan Account;

     -  any deductions caused by withdrawals from the Variable Account;

     - the monthly deduction and other deductions due, if any, that are assessed against the Variable Account; and

     -  any maintenance fee assessed against the Variable Account.

To determine the number of Accumulation units debited or credited in connection with a transaction, we divide the dollar amount of the transaction by the Accumulation unit value of the affected Variable Account. The number of Accumulation units in the Variable Account will change only if Accumulation units are debited or credited for the transactions above.

The Accumulation unit value of each Variable Account is determined on each Valuation Date. The number of units in each Variable Account will not change because of subsequent changes in the Accumulation unit value.

The initial Accumulation unit value of each Variable Account was $10. To calculate the Accumulation unit value of a Variable Account on any Valuation Date, we divide the value of the Variable Account's net assets by the total number of Accumulation units credited to the Variable Account on that date.

To determine the value of the Variable Account's net assets, we take into account:

     -  the investment performance of the Variable Account;

     -  any dividends or distributions paid to the Variable Account;

     - the daily Mortality and Expense Risk charge, equal to .00003424658 (1.25% annually) multiplied by the Accumulated Value in the Variable Account, for each calendar day on or between Valuation Dates; and

     - charges, if any, that may be assessed by us for income taxed attributable to the operation of the Variable Account.

A Valuation Date is each day required by applicable law and currently includes each day the New York Stock Exchange is open together with each day Pacific Mutual is normally open for business.

To determine your Accumulated Value in each Variable Account, we multiply the number of your Accumulation units in the Variable Account by the Accumulation unit value of such Account.

INTEREST - We will credit interest on the Accumulated Value in the Fixed Account at a rate not less than .3273% per month, compounded monthly. This is equivalent to 4% annually. At our discretion, we may credit a higher rate of interest on the Fixed Account. If we declare a higher rate, premiums allocated or transfers made to the Fixed Account during the time the higher rate is in effect are guaranteed to earn that rate until the end of the Contract Year. Thereafter, higher rates that may be declared on such premiums or transfers and the interest thereon will be guaranteed for at least one year.

We will credit interest on the amounts in the loan Account at the Loan Credited Interest rate. The effective annual Loan Credited Interest rate is equal to the Loan Interest Rate charged minus 1.75%.

TRANSFER AND WITHDRAWAL BENEFITS

TRANSFERS - While the Annuitant is living and your Contract is in force prior to the Annuity Start Date, you may, upon written notice, transfer your Accumulated Value, or a part of it, among the Fixed and Variable Accounts subject to the following:

     Only one transfer from the Fixed Account may be made in any twelve-month period. If the Accumulated Value in the Fixed Account is at least $1000, transfers from the Fixed Account will be limited to 20% of the Accumulated Value in the Fixed Account. Transfers from the Variable accounts to the Fixed Account may be made only during the Contract Month preceding each Contract Anniversary. After each transfer, Accumulated Value may be allocated to no more than five of the Fixed and Variable Accounts. No transfer may be made until 15 days after the Contract is issued.

     Also, our prior approval is required to allocate a transfer to the Fixed Account if, immediately after the transfer, the Accumulated Value of the Fixed Account would equal or exceed $250,000.

No charges are currently imposed upon a transfer. WE reserve the right at a future date to limit the size of transfers and remaining balances, to assess transfer charges and to limit the number and frequency of transfers.

BAILOUT PROVISION - The first time the Fixed Account interest rate credited on any premium or transfer allocated to the Fixed Account falls 1% or more below the initial guaranteed rate for that premium or transfer, the limitations on transfers from the Fixed Account will be waived for 60 days for that portion of the Accumulated Value attributable to that premium or transfer.

WITHDRAWAL BENEFITS - During the Accumulation Period and after the Free Look Period, you may request a Full or Partial Withdrawal from your Accumulated Value while the Annuitant is living, and while your Contract is in force by sending us written notice. If you make a Full Withdrawal, this Contract must accompany your written request. If the Contract is lost, we require a signed lost Contract form. If you make a Full Withdrawal, this Contract will terminate and any obligation we have under this Contract will be satisfied. If you make a Partial Withdrawal, the amount withdrawn must be at least $500 and the remaining Full Withdrawal Value must be at least $500. Any time a withdrawal is made, we will deduct the amount of the withdrawal plus any applicable Withdrawal Charge from the Accumulated Value proportionately to your Accumulated Value in each Variable Account and the Fixed Account, unless otherwise requested by you.

Withdrawal proceeds less any charge for premium taxed, may be applied towards an Annuity Option under this Contract or towards the purchase of any other annuity option we then offer.

FULL WITHDRAWAL VALUE - This is the amount that will be paid upon a Full Withdrawal. The Full Withdrawal Value is the Accumulated value less any maintenance fee due, less any Withdrawal Charge, if any, and less any amount in the Loan Account.

CONTRACT LOANS

CONTRACT LOANS - If your Contract is issued on a qualified basis under Section 401 of the Internal Revenue Code and if loans are allowed under your qualified plan, you may obtain loans upon written notice after the first Contract Year and prior to the Annuity Start Date, while the Annuitant is living and this Contract is in force, on the sole security of the amount in the Loan Account for this Contract.

AMOUNT AVAILABLE - The amount available for a loan will depend on your Contract's Accumulated Value. If the Accumulated Value is less than or equal to $20,000, the maximum Loan Account valance immediately after any loan may not exceed the lesser of 80% of the Contract's Accumulated value or $10,000. If the Accumulated Value is greater than $20,000, the maximum Loan Account balance immediately after any loan may not exceed the lesser of 50% of the Contract's Accumulated Value, or $50,000 reduced by the excess of (a) the highest outstanding Contract Debt within the preceding 12 month period ending on the date the loan is made over (b) the outstanding Contract Debt on the date the loan is effective. The amount of the loan must be at least $2,000.

LOAN INTEREST RATE - Except as described in the next paragraph, the Loan Interest Rate is the higher of:

     - the Moody's Corporate Bond Yield Average-Monthly Average Corporates, as published by Moody's Investors Service, Inc., or its successor, for the calendar month ending two months before the month in which each Contract Anniversary occurs; or

     -  5%.

The Loan Interest Rate applicable to your Contract will be determined annually and will be effective for 12 months from each Contract Anniversary. Loan Interest will accrued daily.

     - The interest rate we charge may be increased if the Loan Interest Rate increased by 1/2% or more from that charges in the preceding Contract Year.

     - The interest rate we charge will be decreased if the Loan Interest Rate decreases by 1/2% or more from that charge in the preceding Contract Year.

     - Any change in the interest rate will be effective on the Contract Anniversary.

     - The revised interest rate will be charged on the entire outstanding loan during the Contract Year.

We will notify you of the current Loan Interest Rate on your Contract when:

     -  you make a loan on your Contract; or

     -  we increase the interest rate on any existing Contract Debt.

In the event that the Moody's Corporate Bond Yield Average-Monthly Average Corporates is no longer published, we will use a substantially similar average as established by regulation within the state in which this Contract is delivered.

LOAN ACCOUNT - When a loan is taken, an amount equal to the loan amount is transferred out of the Accumulated Value in the Fixed and Variable Accounts int
o the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Variable Accounts and the Fixed Account on a proportionate basis, up to the amount available. We will credit interest monthly on amounts in the Loan

Account at the Loan Credited Interest rate. The effective annual Loan Credited Interest rate is equal to the Loan Interest Rate charged minus 1.75%. On each Contract Anniversary, the interest credited will be transferred from the Loan Account to the Fixed and Variable Accounts according to your most recent premium allocation instructions.

REPAYMENT - Loans must be repaid within 5 years and before the Annuity Start Date, except loans used to purchase the principal residence of the Annuitant must be repaid within 20 years and before the Annuity Start Date.

Repayment of loan principal plus accrued interest is required each Contract Quarter. Loan repayments will be due on the Contract Quarterly Anniversary next following the date the loan is effective and on each succeeding Contract Quarterly Anniversary thereafter. Repayment must be received at our Home office before the end of the Contract Month in which the due date falls.

If we do not receive the repayment before the end of the Contract Month in which the due date falls, a Partial Withdrawal equal to the repayment amount due and any applicable Withdrawal Charge will be made from the Contract and paid to us. The date of the partial Withdrawal will be the Monthly Payment Date next following the last day of the Contract Month in which the repayment was due.
The portion of the Partial Withdrawal equal to the unpaid principal amount due will be deducted from the Loan Account. The portion equal to the interest due and any Withdrawal Charge imposed will be deducted from the Accumulated Value in the Variable Accounts and Fixed Account on a proportionate basis.

If we receive a repayment in excess of a billed amount, the excess will be applied first towards the principal portion of the outstanding loan and then to any accrued interest. Payments received by us which are less than the billed amount will be returned to you.

Prepayment of the entire outstanding Contract Debt plus any interest due may be made at any time prior to the Annuity Start Date and while this Contract is in force. At the time of the prepayment, we will bill you for any interest due.
We will consider the loan paid when this interest is also paid. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Fixed and Variable accounts according to your most recent instructions.

Any payment we receive from you while you have a loan outstanding will be first considered a loan repayment, unless you tell us in writing it is a premium payment.

DEATH BENEFITS

DEATH OF ANNUITANT - We will pay the death benefit proceeds to the Beneficiary if the Annuitant dies prior to the Annuity Start Date unless there is a surviving Joint or Contingent Annuitant. In such event, the surviving Joint or Contingent Annuitant becomes the Annuitant. If the Annuitant dies at or after Age 76, the death benefit will be the Accumulated Value as of the Valuation Date due proof of death and instructions regarding payment are received by PM. If the Annuitant dies prior to Age 86, the death benefit will be the greater of (a) the Accumulated Value as of the Valuation Date due proof of death and instructions regarding payment are received by PM; or (b) the total premium paid into the Contract less any deductions caused by previous partial withdrawals.
No Withdrawal Charge will be imposed. The death benefit proceeds will be the death benefit reduced by the amount in the Loan Account, if any. Payment will be made when we receive acceptable proof of death and instructions regarding payment at our Home Office. Instead of a lump sum payment, the amount of the death benefit proceeds, less any applicable charge for premium taxes, may be applied towards an Annuity Option under this Contract or towards the purchase of any other annuity option we then offer.

DEATH OF OWNER - If the Owner dies while the Annuitant is living and prior to the Annuity Start Date, we will pay the death benefit proceeds to the surviving Joint or Contingent Owner, if any. If there is no surviving Joint or Contingent Owner, the death benefit proceeds will be paid to the Owner Beneficiary, if living, and otherwise to the Owner's estate. If the Owner is not also the Annuitant, then, in the event the deaths of the Owner and Annuitant are under circumstances where it cannot be determined who died first, payment will be made to the Beneficiary, if living; otherwise to the Annuitant's estate. If the Owner and the Annuitant are the same, payment will be made to the Beneficiary, if living; otherwise to the Annuitant's estate.

The death benefit will be as stated above, except that the deceased Owner's Age, instead of the Annuitant's will be used to determine the death benefit.

If the spouse of the deceased Owner is the Owner Beneficiary, or is the sole surviving Joint or Contingent Owner, the spouse may continue this Contract in force until the earliest of (a) the spouse's death, (b) the death of the annuitant; or (c) the Annuity Start Date.

CHARGES

MORTALITY AND EXPENSE RISK CHARGE - We deduct daily from the net assets of each Variable Account a Mortality and Expense Risk Charge equal to an annual rate of 1.25% of the average daily net assets. The Mortality and Expense Risk Charge is to compensate us for the risk we assume that mortality and expenses will be greater than estimated. This Charge is guaranteed by us and may not be increased.

MONTHLY DEDUCTION - A Monthly Deduction is due on each Monthly Payment Date prior to the Annuity Start Date and is equal to the sum of the following items:

     -  the monthly Administrative Charge, if any; and

     -  the monthly charge for any rider benefits.

The Monthly Deduction will be charged to each Variable Account and the Fixed Account in proportion to the Accumulated value in these accounts on each Monthly Payment Date.

ADMINISTRATIVE CHARGE - Beginning on the Contract Date and monthly thereafter during the Accumulation period, there will be a charge equal to the Administrative Charge multiplied by the Accumulated Value reduced by any Contract Debt and any monthly charge for rider benefits. The Administrative Charge is shown on the Contract Specifications pages. We reserve the right to impose an Administrative Charge on any Contract on which it is currently waived, and to increase the charge, but in no event will the Administrative Charge imposed exceed the annual rate of 0.15%.

MAINTENANCE FEE - The maintenance fee, if any, will be deducted on each Contract Anniversary, proportionately to the Accumulated Value in each Variable Account and the Fixed Account during the Accumulation Period. At the time of any Full Withdrawal or annuitization, the fee will be prorated for the portion of the Contract Year that the Contract was in force. The annual maintenance fee is shown on the Contract Specifications pages. We reserve the right to impose this maintenance fee on any Contract on which it is currently waived, but in no event will the annual fee exceed $30.00.

WITHDRAWAL CHARGE - No sales charges are deducted from the premium payments. However a Withdrawal Charge, when applicable, may be assessed at the time of a Partial or Full Withdrawal and, under certain instances, upon annuitization.

The amount of the Withdrawal Charge and when it is assessed is discussed below:

     1. Order of withdrawal: To calculate the Withdrawal Charge, withdrawal amounts will be applied to premiums in order the premiums are received. Once all premiums have been deemed withdrawn, additional amounts withdrawn will be applied to the remaining Accumulated Value.

     2. Free withdrawal amount: Starting with the second Contract Year, the first withdrawal in each Contract Year of up to 10% of the sum of the premiums paid during the current and the preceding four Contract Years may be withdrawn without imposition of the Withdrawal Charge. This free withdrawal privilege is noncumulative.

The amount of the Withdrawal Charge varies according to the number of Contract Years each premium deemed withdrawn has remained credited to the Contract. To determine the Age of the premium, the premium is considered Age 1 in the Contract Year the premium is received and increases in Age each Contract Anniversary thereafter. The Withdrawal Charge percentages for each Age applied to any premiums deemed withdrawn are shown on the Contract Specifications pages. No charge is assessed on amounts withdrawn applied to premium payments credited to the Contract over five Contract Years.

If a Full Withdrawal is requested, or upon annuitization except as described below, the Contract's Accumulated Value including any amount in the Loan Account, less any maintenance fee due, will be considered in determining any Withdrawal Charge that may be assessed.

The amount of the withdrawal proceeds and the Withdrawal Charge, if any, will be allocated proportionately to the Accumulated Value in each Variable Account and the Fixed Account unless otherwise requested by you.

No Withdrawal Charge will be imposed in the event of death. Upon annuitization, a Charge may be imposed; however, no Withdrawal Charge will be imposed after the first two Contract Years if:

     - an Annuity Option under the Contract is elected and the annuity period is five years or longer; or

     - proceeds are applied to purchase any other annuity option then offered by us and the annuity period is five years or longer.

In no event will the Withdrawal Charge assessed, when added to prior Withdrawal Charges, ever exceed 6% of the total premiums paid.

PREMIUM TAX CHARGE - If applicable, any charge for premium taxes that a state or local government charges us which is not refundable, will be deducted from your Accumulated Value on the Annuity Start Date or if you request a Full Withdrawal. Premium taxes currently range from 0% to 3%, but may be changed by a government entity. We reserve the right to deduct premium taxes when due.

DELAY OF PAYMENTS

VARIABLE ACCOUNTS - We will pay death benefit proceeds, Full and Partial Withdrawal proceeds, loan amounts, and proceeds on the Annuity Start Date based on Accumulated Value in the Variable Accounts, and will effect a transfer between Variable Accounts or from a Variable Account to the Fixed Account, within seven days after we receive all the information needed to process a payment or transfer.

However, we may postpone the processing or payment of such a payment or transfer of amounts based on investment performance of the Variable Accounts if:

     - The New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission
        (SEC); or

     - An emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Account assets; or

     - The SEC by order permits postponement for the protection of Contract Owners.

FIXED ACCOUNT - As to amounts allocated to the Fixed Account, we may defer payment of any Full or Partial Withdrawal proceeds or loan amounts, or defer transfers from the Fixed Account for up to six months after we receive your written request for it. We will credit interest, at a rate of at least 4% annually, on any withdrawal proceeds or loan amounts derived from the Fixed Account that we defer for 30 days or more. However, we will not defer payment of any such amounts if they are to be used to pay premiums on any policies issued by PM.

SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT - We established the Separate Account and maintain it under the laws of California. The Separate Account is divided into subaccounts, called Variable Accounts. Realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains, or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity contracts. Assets may be put in our Separate Account for other purposes, but not to support contracts other than variable annuity contracts.

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other Contract liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Account to another Variable Account or to our general account. All obligations arising under the Contract are general corporate obligations of PM. We do not hold ourselves out to be trustees of the Separate Account assets.

VARIABLE ACCOUNTS - Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown on the Contract Specifications pages. The allocations that you initially chose are shown on the copy of the application attached to this Contract. From time to time we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

     -  change or add designated investment companies;

     -  add, remove or combine Variable Accounts;

     - add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;

     - register or deregister the Separate Account under the Investment Company Act of 1940;

     -  operate the Separate Account as a managed investment company;

     - combine the assets of the Separate Account with other separate accounts of PM or an affiliate thereof;

     - run the Separate Account under the direction of a committee, boar or other group;

     - restrict or eliminate any voting rights of Contract Owners with respect to the Separate Account, or other persons who have voting rights as to the Separate Account. Also, unless required by law or regulation, an investment Contract may not be changed without our consent; and

     -  comply with law.

If any of these changes result in a material change in the underlying investments of a Variable Account of our Separate Account, we will notify you of such change.

We will not change the investment policy of the Separate Account without the approval of the insurance Commissioner in the State of California and without following the filing and other procedures established by insurance regulators of the state of issue, with whom the approval process is on file.

ANNUITY BENEFITS

If the Annuitant is living while this Contract is in force on the Annuity Start Date, we will begin making periodic annuity payments to the Annuitant. We will make these payments under the Annuity Option chosen by you. You may choose or change an Annuity Option by making a written request at least 30 days prior to the Annuity Start Date. Unless you have chosen otherwise, we will make payments under Option 1 with payments certain for 10 years if a single Annuitant is named. If Joint Annuitants are named, a joint and 50% last survivor annuity under Option 3 will apply.

Before we pay any annuity benefits, we require the return of this Contract. If the Contract is lost, we require a signed lost Contract form.

FREQUENCY - You choose the frequency of the annuity payments. This may be monthly, quarterly, semi-annually or annually. If we do not receive written notice from you, the payments will be made monthly. The amount of each payment must be at least $50.00 we will change the frequency if it is less.

We may require proof that the payee is alive prior to making any payment. We may also require proof of the payee's birthdate and sex, unless this Contract is issued on a unisex basis, before making any payment under Options 1, 2 and 3.

While the Contrast is in force and before the Annuity Start Date, you may choose an Annuity Option for the payment of death benefit proceeds. If, at the time of the Annuitant's or Owner's death, no option has been chosen for paying the death benefit proceeds, the Beneficiary, or Joint or Contingent Owner, or Owner Beneficiary, as applicable, may choose an Annuity Option. You may also elect an Annuity Option for payment of Partial Withdrawal or Full Withdrawal proceeds.

The proceeds, less any applicable charge for premium taxes, may also be used to purchase any other annuity option then offered by us. We reserve the right to pay any proceeds under the Contract in a lump sum if the proceeds are less than $10,000.

Any proceeds applied towards an Annuity Option under the Contract, or any annuity option then offered by us, will be transferred to our general account. The general account contains all of our assets other than those allocated to the Separate Account or to any other separate account of PM.

OPTION 1 - LIFE INCOME WITH GUARANTEED PAYMENT PERIOD - Proceeds may be applied to provide payments in equal installments as long as the payee lives, with a guaranteed payment period of 10 or 20 years, as elected. If the payee dies during the guaranteed period chosen, payments will continue to be made to the Beneficiary until the end of the period. The amount of the income will be based on the payee's

Age and sex, unless unisex rates are applicable, and our purchase rates then in effect. However, the monthly income purchased per $1000 will not be less than that shown in the following table:

Payee's Age on
  Birthday
Nearest Annuity       Life 10 Years Certain             Life 20 Years Certain
  Start Date      Male       Female      Unisex     Male         Female     Unisex
 30 or less       3.90        3.76        3.88       3.88         3.75     3.86
 31               3.93        3.78        3.90       3.91         3.77     3.88
 32               3.96        3.81        3.93       3.94         3.80     3.91
 33               3.99        3.83        3.96       3.97         3.82     3.94
 34               4.02        3.86        3.99       3.99         3.84     3.97
 35               4.06        3.88        4.02       4.03         3.87     4.00
 36               4.09        3.91        4.06       4.06         3.89     4.03
 37               4.13        3.94        4.09       4.09         3.92     4.06
 38               4.17        3.97        4.13       4.12         3.95     4.09
 39               4.21        4.00        4.17       4.16         3.98     4.13
 40               4.25        4.03        4.21       4.20         4.01     4.16
 41               4.30        4.07        4.25       4.24         4.04     4.20
 42               4.34        4.10        4.30       4.28         4.07     4.24
 43               4.39        4.14        4.35       4.32         4.11     4.28
 44               4.45        4.18        4.40       4.36         4.15     4.32
 45               4.50        4.23        4.45       4.41         4.19     4.36
 46               4.56        4.27        4.50       4.45         4.23     4.41
 47               4.61        4.32        4.56       4.50         4.27     4.46
 48               4.68        4.37        4.62       4.55         4.31     4.50
 49               4.74        4.42        4.68       4.60         4.36     4.55
 50               4.81        4.48        4.74       4.65         4.40     4.61
 51               4.88        4.53        4.81       4.71         4.45     4.66
 52               4.95        4.59        4.88       4.76         4.50     4.71
 53               5.03        4.66        4.96       4.82         4.56     4.77
 54               5.11        4.73        5.04       4.88         4.61     4.83
 55               5.20        4.80        5.12       4.94         4.67     4.89
 56               5.29        4.87        5.21       5.00         4.73     4.95
 57               5.38        4.95        5.30       5.06         4.79     5.01
 58               5.49        5.04        5.40       5.12         4.85     5.07
 59               5.59        5.13        5.50       5.18         4.92     5.13
 60               5.71        5.22        5.61       5.24         4.98     5.20
 61               5.82        5.32        5.73       5.31         5.05     5.26
 62               5.95        5.42        5.85       5.37         5.12     5.32
 63               6.08        5.54        5.97       5.43         5.18     5.38
 64               6.22        5.65        6.11       5.48         5.25     5.44
 65               6.36        5.78        6.25       5.54         5.32     5.50
 66               6.50        5.91        6.39       5.59         5.39     5.56
 67               6.66        6.04        6.54       5.64         5.45     5.61
 68               6.82        6.19        6.70       5.69         5.52     5.66
 69               6.98        6.34        6.86       5.73         5.58     5.71
 70               7.14        6.50        7.02       5.77         5.63     5.75
 71               7.31        6.67        7.19       5.81         5.69     5.79
 72               7.48        6.85        7.37       5.84         5.74     5.82
 73               7.66        7.03        7.54       5.87         5.78     5.85
 74               7.83        7.22        7.72       5.89         5.82     5.88

Payee's Age on
  Birthday
Nearest Annuity       Life 10 Years Certain             Life 20 Years Certain
  Start Date      Male       Female      Unisex     Male         Female     Unisex
 75               8.01        7.41        7.90       5.91         5.85     5.90
 76               8.18        7.60        8.07       5.93         5.88     5.92
 77               8.35        7.80        8.25       5.95         5.91     5.94
 78               8.51        8.00        8.42       5.96         5.93     5.96
 79               8.67        8.20        8.58       5.97         5.95     5.97
 80               8.82        8.39        8.74       5.98         5.96     5.98
 81               8.96        5.57        8.89       5.99         5.97     5.98
 82               9.09        8.75        9.03       5.99         5.98     5.99
 83               9.21        8.92        9.16       5.99         5.99     5.99
 84               9.33        9.07        9.28       6.00         5.99     6.00
 85 or more       9.43        9.21        9.39       6.00         6.00     6.00

OPTION 2 - JOINT AND SURVIVOR - Proceeds may be applied to provide payments in equal installments during the lifetime of the primary Annuitant and, after the death of the primary Annuitant, in installments equal to 50%, 66-2/3%, or 100% (as specified in the election) of the original payment to the secondary Annuitant named in the election if and so long as such secondary Annuitant lives. The amount of the income will be based on the Age and sex of both Annuitants unless unisex rates are applicable, and our purchase rates then in effect. However, the monthly income purchased per $1,000 will not be less than that shown in the following table. The table shows monthly income amounts for various five-year Age intervals and is based upon election of the 50% survivorship payment option. Monthly payments for Ages, sex combinations, and percentages not shown are available upon request.


                                             Male Age
                                       (Primary Annuitant)
                                60     65     70     75       80
                          60   5.28   5.68   6.14   6.66     7.20
                          65   5.42   5.89   6.44   7.05     7.70
      Female Age          70   5.55   6.10   6.75   7.50     8.31
                          75   5.66   6.28   7.06   7.97     9.00
                          80   5.74   6.43   7.32   8.42     9.72
                                             Unisex Age
                                        (Primary Annuitant)
                                 60     65     70     75      80
                          60   5.30   5.75   6.27   6.85     7.48
                          65   5.43   5.94   6.54   7.24     8.01
      Unisex Age          70   5.53   6.11   6.82   7.66     8.61
                          75   5.61   6.25   7.06   8.06     9.23
                          80   5.66   6.35   7.25   8.41     9.83

OPTION 3 - JOINT AND LAST SURVIVOR - Proceeds may be applied to provide payments in equal installments as long as both Joint Annuitants are living, with the installment payments being equal to 50%, 66-2/3%, or 100% (as specified in the election) of the original payment after one of the Joint Annuitants dies. Payments will continue as long as the surviving Annuitant lives. The amount of the income will be based on the age and sex of the Joint Annuitants, unless unisex rates are applicable, and our purchase rates then in effect. However, the monthly income purchased per $1,000 will not be less than shown in the following table. The table shows monthly income amount for various five-year Age intervals and is based upon election of the 50% survivorship payment option. Monthly payments for Ages, sex combinations and percentages not shown are available upon request.


                                Male Age
                       60     65     70     75        80
                 60   5.57   5.91   6.32    6.78     7.29
                 65   5.90   6.28   6.74    7.28     7.87
  Female Age     70   6.31   6.75   7.29    7.91     8.62
                 75   6.82   7.34   7.98    8.74     9.60
                 80   7.43   8.05   8.83    9.77    10.86

                                Unisex Age
                        60     65     70      75       80
                 60   5.75   6.12   6.56    7.07      7.64
                 65   6.12   6.53   7.03    7.63      8.30
  Unisex Age     70   6.56   7.03   7.62    8.32      9.13
                 75   7.07   7.63   8.32    9.17     10.15
                 80   7.64   8.30   9.13   10.15     11.38

OPTION 4 - FIXED PAYMENT FOR SPECIFIED PERIOD - Proceeds may be applied to provide payments in equal installments for a specified period. If the payee dies during the specified period, the discounted value of the remaining unpaid payments based on the interest rate that we use to determine the amount of each payment, will be paid to the Beneficiary. The amount of the income will be based on the period elected and our purchase rates then in effect. However, the monthly income purchased per $1,000 will not be less than that shown in the following table:

  FIXED               FIXED              FIXED              FIXED
 PERIOD     MONTHLY   PERIOD   MONTHLY   PERIOD   MONTHLY   PERIOD   MONTHLY
  YEARS     INCOME    YEARS    INCOME    YEARS    INCOME    YEARS    INCOME

    3       29.40       10     10.06       17      6.71       24      5.35
    4       22.47       11      9.31       18      6.44       25      5.22
    5       18.32       12      8.69       19      6.21       26      5.10
    6       15.56       13      8.17       20      6.00       27      5.00
    7       13.59       14      7.72       21      5.81       28      4.90
    8       12.12       15      7.34       22      5.64       29      4.80
    9       10.97       16      7.00       23      5.49       30      4.72

OPTION 5 - FIXED PAYMENT OF A SPECIFIC AMOUNT - Proceeds may be applied to provide payments of the installment amount elected by you until the proceeds applied and the interest thereon are exhausted. If the payee dies before all guaranteed payments have been made, the discounted value of the remaining unpaid payments, based on the interest rate that we use to determine the amount of each payment, will be paid to the Beneficiary. The interest rate we use to determine payments will be at least 4% annually.

Amounts shown for Options 1, 2 and 3 are based on the 1983 Table a, with interest at 4%. Amounts shown for Option 4 are based on interest at 4%. You may also choose to have proceeds paid under any other annuity option we then offer. We will let you know what these are upon request.

                                     INDEX

SUBJECT                                                                    PAGE
Accumulated Value..................................................         6
Administrative Charge..............................................        11
Age................................................................         4
Annuitant..........................................................       3,4
Annuity Benefits...................................................     13-17
Annuity Start Date.................................................         4
Assignment.........................................................         5
Basis of Values....................................................         5
Beneficiary........................................................         4
Charges............................................................        11
Compliance.........................................................         6
Contingent Annuitant...............................................         4
Contingent Owner...................................................         4
Contract Loans.....................................................         9
Contract Specification.............................................         3
Death Benefit......................................................        10
Definitions........................................................         4
Dividends..........................................................         5
General Provisions.................................................         5
Interest...........................................................         8
Maintenance Fee....................................................        11
Misstatement.......................................................         5
Monthly Deduction..................................................        11
Mortality and Expense Risk Charge..................................        11
Owner..............................................................       3,5
Premium Allocation.................................................         6
Premium Limitation.................................................         6
Premiums...........................................................         6
Reports............................................................         5
Separate Account...................................................     12,13
Transfers..........................................................         8
Withdrawals........................................................         8
Withdrawal Charge..................................................        11

                                  ENDORSEMENT

                        PREAUTHORIZED WITHDRAWAL FEATURE

This endorsement becomes a part of the Variable Annuity Contract (Form 90-53) to which it is attached.

PREAUTHORIZED WITHDRAWAL FEATURE - You may request preauthorized Scheduled Partial Withdrawals from your Contract during the Accumulation Period and after the Free look Period while it is in force. All requests must be in writing. Withdrawal payments will be deducted from your Accumulated Value. The Withdrawals may be made either monthly, quarterly, semiannually or annually, and may be stopped or modified upon written request received by us at least 30 days in advance. Scheduled partial Withdrawals will be based on the Accumulated Value at the end of the valuation period during which the Withdrawal is scheduled. A Withdrawal Charge may be imposed on Scheduled Partial Withdrawals. No Withdrawal Charge will be imposed on Scheduled Partial Withdrawal payments to the extent your total withdrawals in the Contract Year during which the Withdrawals are made do not exceed 10% of the sum of the premiums paid during the current and the preceding four Contract Years.

Any time a Scheduled Partial Withdrawal is made, we will deduct from the Accumulated Value the amount of the Withdrawal plus the applicable Withdrawal Charge, if any. The deduction from the Accumulated Value will be made proportionately to your Accumulated Value in each Variable Account and the Fixed Account. Any charge for premium taxes that a state or other government charges us as a result of the Withdrawal will be deducted from the Withdrawal proceeds. The minimum amount for any preauthorized Scheduled Partial Withdrawal is $100. We reserve the right at a future date to increase the minimum amount for any Scheduled Partial Withdrawals, to impose or increase minimum remaining balances, and to limit the number and frequency of requests for stopping or modifying Scheduled Partial Withdrawals. Any Scheduled Partial Withdrawal that equals or exceeds the Full Withdrawal Value will be treated as a Full Withdrawal. In no event will the payment of a Scheduled Partial Withdrawal exceed the Full Withdrawal Value, less any charge for premium taxes. The Contract will automatically terminate if a Scheduled Partial Withdrawal causes the resulting Full Withdrawal Value to equal zero.

We will pay Scheduled Partial Withdrawal proceeds within seven days after the valuation period during which the Withdrawal is scheduled. However, we may postpone the processing or payment of such payment based on the investment performance of the Variable Accounts and defer payment of amounts allocated to the Fixed Account in accordance with the Delay of Payments Section of your Contract.

PACIFIC MUTUAL LIFE INSURANCE COMPANY



Chairman and Chief Executive Officer


E-9107

                                  ENDORSEMENT

THIS ENDORSEMENT IS PART OF YOUR VARIABLE ANNUITY CONTRACT (FORM 90-53) AND SHOULD BE ATTACHED TO IT.

The Death of Annuitant provision is hereby replaced by the following:

DEATH OF ANNUITANT -- We will pay the death benefit proceeds to the Beneficiary if the Annuitant dies prior to the Annuity Start Date unless there is a surviving Joint or Contingent Annuitant. In such event, the surviving Joint or Contingent Annuitant becomes the Annuitant. The death benefit will be the greater of (a) the Accumulated Value as of the Valuation Date due proof of death and instructions regarding payment are received by PM; or (b) the total premiums paid into the Contract less any deductions caused by previous Partial Withdrawals; or (c) the Minimum Guaranteed Death Benefit for Contract Years six and later. No Withdrawal Charge will be imposed. The death benefit proceeds will be the death benefit reduced by the amount in the Loan Account, if any. Payment will be made when we receive acceptable proof of death and instructions regarding payment at our Home Office. Instead of a lump sum payment, the amount of the death benefit proceeds, less any applicable charge for premium taxes, may be applied towards an Annuity Option under this Contract or towards the purchase of any other annuity option we then offer.

Minimum Guaranteed Death Benefit (MGDB) -- Starting in Contract Year six to Contract Year eleven, the MGDB is the Accumulated Value at the fifth Contract Anniversary, less any deductions caused by Partial Withdrawals and increased by any premium payments received since the fifth Contract Anniversary. The MGDB is adjusted on the tenth Contract Anniversary and each succeeding fifth Contract Anniversary to the greater of the most recent MGDB or the Accumulated Value as of such anniversary, and during the next following five year interval is decreased by any deductions caused by Partial Withdrawals and increase by any premium payments since such fifth Contract Anniversary. After the Contract year in which the Annuitant reaches age 85, the MGDB will no longer be adjusted on each fifth Contract anniversary, but it will still be adjusted for deductions caused by Partial Withdrawals and for premium payments.

The Withdrawal Charge provision is hereby modified by adding the following paragraph before the last paragraph of the provision.

No Withdrawal Charge will be imposed if the Annuitant has been diagnosed with a medically determinable condition which results in a life expectancy of 12 months or less. The following conditions must be met on or before the Withdrawal request is made:

     -- A request can be made anytime after the first Contract Anniversary.

     -- The Contract must be in force on the date the request is approved.

     -- We must receive written proof satisfactory to us that the Annuitant's life expectancy is 12 months or less from the date of the written request. Proof will include the certification by a licensed physician, who is not yourself or a blood relative residing in the same household. Such proof should include documentation supported by clinical, radiological or laboratory evidence of the condition. We reserve the right to obtain a second medical opinion from a physician of our choice at our expense.

     -- Owner or legal guardian must apply in writing for this benefit on a form supplied by us.

     -- Written consent from any assignee must be obtained.

PACIFIC MUTUAL LIFE INSURANCE COMPANY

Chairman and Chief Executive Officer


E-93-9053